Exhibit 10.6

SECOND AMENDMENT TO THE

AVON PRODUCTS, INC. YEAR 2000 STOCK INCENTIVE PLAN

This Second Amendment is made to the Avon Products, Inc. Year 2000 Stock Incentive Plan by Avon Products, Inc., a corporation duly organized and existing under the laws of the State of New York (the “Company”).

AMENDMENT

The Company hereby amends the Plan as follows:

1. Effective January 1, 2009, by deleting Sections 3.1 (d)(i) and 3.1(d)(iii) of the Plan and inserting a new Section 3.l (d)(i) as follows:

“(i) Options and Stock Appreciation Rights shall be cashed out on the basis of the Fair Market Value of the Stock on the date of the cash-out over the exercise price of the Option or the Fair Market Value on the grant date of the Stock Appreciation Right. Notwithstanding the foregoing, Options that were earned and vested as of December 31, 2004 (i.e., “grandfathered” under Code Section 409A) shall be cashed out on the basis of the excess, if any, of the Change in Control Price (but not more than the Fair Market Value of the Stock on the date of the cash-out in the case of Incentive Stock Options) over the exercise price of the Option.”

2. Effective January 1, 2009, by amending and restating Section 3.1(e) of the Plan in its entirety as follows:

“(e) Section 3.l(d) above notwithstanding, in lieu of any cash-out of awards and upon an agreement or agreements approved by the Board of Directors with the prospective new owner of the Company, or the surviving entity or any merger or other business combination, the new owner or surviving entity, as the case may be, shall adopt the Plan and maintain it with respect to all outstanding awards, adopt outstanding award agreements, and continue in effect their respective terms; provided that equitable adjustments shall be made to reflect the relative value of the Stock prior to and following the Change in Control. The new owner of the Company or the surviving entity of any merger or other business combination shall, however, comply with any agreement or agreements to grant new stock-based awards in substitution for unexercised awards granted by the Plan; provided that such substituted awards shall have a value not less than the value as of the time of the Change in Control of the awards that they are replacing.”

3. Effective January 1, 2009, by amending and restating Section 5.2(b) of the Plan in its entirety as follows:

“(b) In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Company is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, outstanding awards, and award agreements and make such equitable adjustments and take actions thereunder as applicable under the circumstances. Such equitable adjustments as they relate to outstanding awards shall be required to ensure that the intrinsic value of each outstanding award immediately after any of the aforementioned changes in, or affecting the shares of Stock, is equal to the intrinsic value of each outstanding award immediately prior to any of the aforementioned changes. Such amendments, adjustments and actions shall include, as applicable, changes in the number of shares of Stock then remaining subject to the Plan, the number of shares of Stock then remaining subject to awards of Stock and Stock Units (including Restricted Stock and Restricted Stock Units) or subject to awards of Options and Stock Appreciation Rights under the Plan and the Option or SAR exercise price per share of Stock, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding awards, or accelerating the vesting of outstanding awards. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefore of any fractional shares that might otherwise become subject to any Stock Incentive, but shall not otherwise diminish the then value of the Stock Incentive.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the date set forth below.

AVON PRODUCTS, INC.

Dated: October 2, 2008	By:	/s/ Andrea Jung
	Title:	Chairman & CEO